EXHIBIT 99.1

For Immediate Release

October 30, 2024

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Announces Third Quarter 2024 Results

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the quarter ended September 30, 2024.

MANAGEMENT COMMENTARY

“We came into 2024 with two primary objectives: execute on our healthcare portfolio simplification strategy and build a strong pipeline focused on our differentiated core building blocks of growth. With the successful sale of the latest tranche of our clinical assets bringing our total healthcare exposure to less than 10% of our ABR and with more than $400 million of high-quality build-to-suit developments under control, I am incredibly proud of our team for accomplishing both,” said John Moragne, BNL’s Chief Executive Officer. “We will continue to execute on our strategic objectives throughout the remainder of 2024 and 2025, building a solid foundation to generate attractive and sustainable growth for our shareholders.”

THIRD QUARTER 2024 HIGHLIGHTS

INVESTMENT ACTIVITY
•
During the third quarter, we invested $93.9 million, including $69.3 million in new property acquisitions and $24.6 million in development fundings. The new property acquisitions had a weighted average initial cash capitalization rate of 7.2%, a weighted average lease term of 9.4 years, and weighted average annual rent increases of 2.8%. Total investments consist of $83.6 million in industrial properties and $10.3 million in retail properties.
•
Through the third quarter, we have invested $381.9 million, including $234.3 million in new property acquisitions, $92.4 million in development fundings, $52.2 million in transitional capital, and $3.0 million in revenue generating capital expenditures. The completed acquisitions and revenue generating capital expenditures had a weighted average initial cash capitalization rate of 7.3%, weighted average lease term of 10.8 years, and weighted average annual rent increase of 2.4%. Total investments consist of $254.8 million in industrial properties, $124.1 million in retail and restaurant properties, and $3.0 million in animal health services properties.
•
Subsequent to quarter end, we invested $5.6 million in development fundings, including obtaining control of the land and initial funding for two previously announced build-to-suit developments. As of the date of this release, we have a total of $418.8 million remaining estimated build-to-suit development commitments to be funded through the second quarter of 2026. Committed developments comprise $412.6 million of industrial properties and $6.2 million of restaurant properties. We anticipate delivery and corresponding rent commencement by the end of 2025 for approximately one-third of these developments, with the remaining two-thirds occurring in the first half of 2026.
•
As of the date of this release, we have an additional $9.9 million of acquisitions under control and $8.0 million of commitments to fund revenue generating capital expenditures with existing tenants.
•
During the third quarter, we sold six properties for gross proceeds of $31.8 million at a weighted average cash capitalization rate of 8.0%. Subsequent to quarter end, we sold 10 properties for gross proceeds of $49.5 million at a weighted average cash capitalization rate of 7.9%. Year-to-date and through the date of this release, we sold 56 properties for gross proceeds of $357.4 million at a weighted average cash capitalization rate of 7.8% on tenanted properties.

OPERATING RESULTS
•
Commenced contractually scheduled rent with our build-to-suit tenant, United Natural Foods, Inc. (“UNFI”), based on the substantial completion of construction in early September 2024 pursuant to a 15-year lease with multiple renewal options and 2.50% annual rent escalations. As of the date of this release, we have funded a total of $190.2 million in project costs, with anticipated additional fundings of $14.6 million through November 2024 corresponding with the close-out of the development. The capitalization rate upon rent commencement was 7.2%, and, together with rent escalations, represents a straight-line yield of 8.6%.
•
Generated net income of $37.3 million, or $0.19 per share.
•
Generated adjusted funds from operations (“AFFO”) of $70.2 million, or $0.35 per share.

•
Incurred $8.7 million of general and administrative expenses, inclusive of $1.8 million of stock-based compensation.
•
Portfolio was 99.0% leased based on rentable square footage, with only three of our 773 properties vacant and not subject to a lease at quarter end. As a result of vacancies, including properties that have been re-leased, we incurred $1.4 million of property and operating expenses during the third quarter, of which $0.7 million related to real estate taxes.
•
Collected 99.1% of base rents due for the third quarter for all properties under lease.

CAPITAL MARKETS ACTIVITY
•
In conjunction with our growing development funding pipeline, we sold, on a forward basis, 2.2 million shares of our common stock for estimated net proceeds of approximately $39.0 million under our at-the-market common equity offering (“ATM Program”), none of which has settled. These sales may be settled, at our discretion, at any time prior to September 2025.
•
Ended the quarter with total outstanding debt of $2.0 billion, Net Debt of $1.9 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 5.0x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 4.9x.
•
At September 30, 2024, had $874.5 million of capacity on our unsecured revolving credit facility.
•
Declared a quarterly dividend of $0.29.

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended			For the Nine Months Ended
(in thousands, except per share data)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenues	$108,397	$105,907	$109,543	$319,670	$337,887

Net income, including non-controlling interests	$37,268	$35,937	$52,145	$141,382	$156,515
Net earnings per share – diluted	$0.19	$0.19	$0.26	$0.72	$0.80

FFO	$73,818	$73,725	$75,478	$220,679	$229,179
FFO per share	$0.37	$0.37	$0.39	$1.12	$1.17

Core FFO	$73,971	$73,001	$74,754	$221,045	$223,608
Core FFO per share	$0.37	$0.37	$0.38	$1.12	$1.14

AFFO	$70,185	$70,401	$69,958	$211,460	$206,446
AFFO per share	$0.35	$0.36	$0.36	$1.08	$1.05

Diluted Weighted Average Shares Outstanding	196,932	196,470	196,372	196,799	196,282

FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of September 30, 2024, we owned a diversified portfolio of 773 individual net leased commercial properties with 766 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 39.7 million rentable square feet of operational space. As of September 30, 2024, all but three of our properties were subject to a lease, and our properties were occupied by 203 different commercial tenants, with no single tenant accounting for more than 4.0% of our annualized base rent (“ABR”). Properties subject to a lease represent 99.0% of our portfolio's rentable square footage. The ABR weighted average lease term and ABR weighted average annual minimum rent increase, pursuant to leases on properties in the portfolio as of September 30, 2024, was 10.3 years and 2.0%, respectively.

In connection with our previously announced portfolio sale of 15 clinically-oriented healthcare properties, we completed the second of two tranches for $49.5 million in October 2024. In total, the portfolio sale generated $80.3 million of gross proceeds.

Following the closing of the second tranche of the portfolio sale, our healthcare dispositions total $339.0 million year-to-date at a weighted average capitalization rate of 7.9%, which have been fully redeployed based on actual investments. With these sales and successful redeployment efforts completed to-date, we anticipate a reduction in our healthcare exposure from 17.6% of our ABR at the end of 2023 to less than 10% at December 2024.

DEVELOPMENT FUNDING COMMITMENTS

As of the date of this release, we have secured the land and started construction on two build-to-suit development opportunities for Sierra Nevada Corporation. These build-to-suit developments represent $114.1 million of our total $418.8 million remaining estimated build-to-suit commitments to be funded through the second quarter of 2026. Additionally, the $418.8 million of remaining estimated build-to-suit commitments, includes the remaining estimated funding amount of $14.6 million for our UNFI build-to-suit which was substantially completed in September 2024.

(unaudited, in thousands)
Property	Property Type	Projected Rentable Square Feet	Start Date	Target Completion Date	Estimated Total Project Investment	Cumulative Investment at 10/30/2024	Estimated Cash Capitalization Rate	Estimated Straight-line Yield[1]
Sierra Nevada (Dayton - OH)	Industrial	122	10/2024	12/2025	$58,563	$649	7.6%	9.5%
Sierra Nevada (Dayton - OH)	Industrial	122	10/2024	5/2026	55,525	628	7.7%	9.7%
UNFI (Sarasota - FL)	Industrial	1,016	05/2023	Substantially Completed	204,833	190,239	7.2%	8.6%
Total		1,260			$318,921	$191,516

1 Represents the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

As of September 30, 2024, we had total outstanding debt of $2.0 billion, Net Debt of $1.9 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 5.0x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 4.9x. We had $874.5 million of available capacity on our unsecured revolving credit facility as of quarter end, and have no material debt maturities until 2026.

In conjunction with our growing development funding pipeline, we sold, on a forward basis, 2.2 million shares of our common stock for estimated net proceeds of approximately $39.0 million under our at-the-market common equity offering (“ATM Program”), none of which has settled. These sales may be settled, at our discretion, at any time prior to September 2025. We had $360.0 million of capacity remaining on our ATM Program as of September 30, 2024.

DISTRIBUTIONS

At its October 24, 2024, meeting, our board of directors declared a quarterly dividend of $0.29 per common share and OP Unit to holders of record as of December 31, 2024, payable on or before January 15, 2025.

2024 GUIDANCE

For 2024, BNL expects to report AFFO of between $1.41 and $1.43 per diluted share, which remains unchanged.

The guidance is based on the following key assumptions:

(i)
investments in real estate properties between $400 million and $600 million, revised down from between $400 million and $700 million;
(ii)
dispositions of real estate properties between $350 million and $450 million, which remains unchanged; and
(iii)
total cash general and administrative expenses between $31 million and $33 million, revised down from between $31.5 million and $33.5 million.

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The Company will host its second quarter earnings conference call and audio webcast on Thursday, October 31, 2024, at 10:00 a.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/940770546. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-404-975-4839 (local), access code 340652. International access numbers are viewable here: https://www.netroadshow.com/events/global-numbers?confId=71859.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of September 30, 2024, BNL’s diversified portfolio consisted of 773 individual net leased commercial properties with 766 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, restaurant, retail, healthcare, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2024 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 22, 2024, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30, 2024	December 31, 2023
Assets
Accounted for using the operating method:
Land	$784,545	$748,529
Land improvements	357,090	328,746
Buildings and improvements	3,834,310	3,803,156
Equipment	15,824	8,265
Total accounted for using the operating method	4,991,769	4,888,696
Less accumulated depreciation	(644,214)	(626,597)
Accounted for using the operating method, net	4,347,555	4,262,099
Accounted for using the direct financing method	26,285	26,643
Accounted for using the sales-type method	572	572
Property under development	—	94,964
Investment in rental property, net	4,374,412	4,384,278
Investment in rental property and intangible lease assets held for sale, net	38,779	—
Cash and cash equivalents	8,999	19,494
Accrued rental income	158,350	152,724
Tenant and other receivables, net	2,124	1,487
Prepaid expenses and other assets	36,230	36,661
Interest rate swap, assets	27,812	46,096
Goodwill	339,769	339,769
Intangible lease assets, net	276,811	288,226
Total assets	$5,263,286	$5,268,735

Liabilities and equity
Unsecured revolving credit facility	$125,482	$90,434
Mortgages, net	77,416	79,068
Unsecured term loans, net	896,887	895,947
Senior unsecured notes, net	845,875	845,309
Interest rate swap, liabilities	13,050	—
Accounts payable and other liabilities	47,651	47,534
Dividends payable	58,163	56,869
Accrued interest payable	9,642	5,702
Intangible lease liabilities, net	50,761	53,531
Total liabilities	2,124,927	2,074,394

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 188,507 and 187,614 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	47	47
Additional paid-in capital	3,450,116	3,440,639
Cumulative distributions in excess of retained earnings	(467,922)	(440,731)
Accumulated other comprehensive income	16,833	49,286
Total Broadstone Net Lease, Inc. equity	2,999,074	3,049,241
Non-controlling interests	139,285	145,100
Total equity	3,138,359	3,194,341
Total liabilities and equity	$5,263,286	$5,268,735

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Revenues
Lease revenues, net	$108,397	$105,907	$319,670	$337,887

Operating expenses
Depreciation and amortization	38,016	37,404	113,192	119,348
Property and operating expense	7,014	5,303	17,976	16,580
General and administrative	8,722	9,904	28,058	30,043
Provision for impairment of investment in rental properties	1,059	3,852	31,311	1,473
Total operating expenses	54,811	56,463	190,537	167,444

Other income (expenses)
Interest income	70	649	952	370
Interest expense	(18,178)	(17,757)	(54,512)	(61,081)
Gain on sale of real estate	2,441	3,384	64,956	48,040
Income taxes	291	(531)	(649)	(1,030)
Other income (expenses)	(942)	748	1,502	(227)
Net income	37,268	35,937	141,382	156,515
Net income attributable to non-controlling interests	(1,660)	(608)	(5,331)	(7,515)
Net income attributable to Broadstone Net Lease, Inc.	$35,608	$35,329	$136,051	$149,000

Weighted average number of common shares outstanding
Basic	187,496	187,436	187,408	186,545
Diluted	196,932	196,470	196,799	196,282
Net earnings per common share
Basic	$0.19	$0.19	$0.72	$0.80
Diluted	$0.19	$0.19	$0.72	$0.80

Comprehensive income (loss)
Net income	$37,268	$35,937	$141,382	$156,515
Other comprehensive income (loss)
Change in fair value of interest rate swaps	(41,682)	(1,456)	(31,334)	15,696
Realized loss (gain) on interest rate swaps	(5)	62	216	1,566
Comprehensive (loss) income	(4,419)	34,543	110,264	173,777
Comprehensive loss (income) attributable to non-controlling interests	196	(546)	(3,950)	(8,285)
Comprehensive (loss) income attributable to Broadstone Net Lease, Inc.	$(4,223)	$33,997	$106,314	$165,492

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended September 30, 2024 and June 30, 2024 and for the nine months ended September 30, 2024 and 2023. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Nine Months Ended
(in thousands, except per share data)	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Net income	$37,268	$35,937	$141,382	$156,515
Real property depreciation and amortization	37,932	37,320	112,942	119,231
Gain on sale of real estate	(2,441)	(3,384)	(64,956)	(48,040)
Provision for impairment on investment in rental properties	1,059	3,852	31,311	1,473
FFO	$73,818	$73,725	$220,679	$229,179
Net write-offs of accrued rental income	—	—	2,556	297
Other non-core income from real estate transactions[1]	(887)	—	(887)	(7,500)
Cost of debt extinguishment	—	—	—	3
Severance and employee transition costs	98	24	199	1,404
Other (income) expenses[2]	942	(748)	(1,502)	225
Core FFO	$73,971	$73,001	$221,045	$223,608
Straight-line rent adjustment	(5,309)	(5,051)	(15,341)	(21,332)
Adjustment to provision for credit losses	—	(17)	(17)	(10)
Amortization of debt issuance costs	983	983	2,949	2,955
Amortization of net mortgage premiums	—	—	—	(78)
Non-capitalized transaction costs	25	445	653	—
Loss on interest rate swaps and other non-cash interest expense	(5)	62	216	1,565
Amortization of lease intangibles	(1,309)	(1,095)	(3,422)	(4,832)
Stock-based compensation	1,829	2,073	5,377	4,570
AFFO	$70,185	$70,401	$211,460	$206,446
Diluted WASO[3]	196,932	196,470	196,799	196,282
Net earnings per diluted share[4]	$0.19	$0.19	$0.72	$0.80
FFO per diluted share[4]	0.37	0.37	1.12	1.17
Core FFO per diluted share[4]	0.37	0.37	1.12	1.14
AFFO per diluted share[4]	0.35	0.36	1.08	1.05

1 Amount includes income for the settlement of a permanent land easement for an insignificant portion of two of our properties during the three and nine months ended September 30, 2024.

2 Amount includes $0.9 million and $(0.7) million of unrealized foreign exchange loss (gain) for the three months ended September 30, 2024 and June 30, 2024, respectively, and $(1.5) million and $0.3 million of unrealized foreign exchange (gain) loss for the nine months ended September 30, 2024 and 2023, respectively, primarily associated with our Canadian dollar denominated revolving borrowings.

3 Excludes 1,024,429, and 1,033,418 weighted average shares of unvested restricted common stock for the three months ended September 30, 2024 and June 30, 2024, respectively. Excludes 907,443, and 480,849 weighted average shares of unvested restricted common stock for the nine months ended September 30, 2024 and 2023, respectively.

4 Excludes $0.3 million from the numerator for the three months ended September 30, 2024 and June 30, 2024, respectively. Excludes $0.9 million and $0.4 million from the numerator for the nine months ended September 30, 2024 and 2023, respectively, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

We compute Core Funds From Operations (“Core FFO”) by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, lease termination fees and other non-core income from real estate transactions, cost of debt extinguishment, unrealized and realized gains or losses on foreign currency transactions, severance and employee transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

We compute Adjusted Funds From Operations (“AFFO”), by adjusting Core FFO for certain revenues and expenses that are non-cash or unique in nature, including straight-line rents, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, non-capitalized transaction costs such as acquisition costs related to deals that failed to transact, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.

Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.

FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, and Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended September 30, 2024, June 30, 2024, and September 30, 2023:

	For the Three Months Ended
(in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Net income	$37,268	$35,937	$52,145
Depreciation and amortization	38,016	37,404	38,533
Interest expense	18,178	17,757	19,665
Income taxes	291	531	104
EBITDA	$93,753	$91,629	$110,447
Provision for impairment of investment in rental properties	1,059	3,852	—
Gain on sale of real estate	(2,441)	(3,384)	(15,163)
EBITDAre	$92,371	$92,097	$95,284
Adjustment for current quarter investment activity[1]	4,080	1,241	26
Adjustment for current quarter disposition activity[2]	(66)	(87)	(400)
Adjustment to exclude non-recurring and other expenses[3]	(201)	26	740
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	942	(748)	(1,433)
Other income from real estate transactions[4]	(887)	—	—
Adjusted EBITDAre	$96,239	$92,529	$94,217
Estimated revenues from developments[5]	—	3,458	—
Pro Forma Adjusted EBITDAre	$96,239	$95,987	$94,217
Annualized EBITDAre	369,484	368,388	381,136
Annualized Adjusted EBITDAre	384,956	370,116	376,868
Pro Forma Annualized Adjusted EBITDAre	384,956	383,948	376,868

1 Reflects an adjustment to give effect to all investments during the quarter, including developments that have reached rent commencement, as if they had been made as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amount includes $0.2 million of forfeited stock-based compensation expense for the three months ended September 30, 2024.

4 Amount includes income for the settlement of a permanent land easement for an insignificant portion of two of our properties during the three months ended September 30, 2024.

5 Represents estimated contractual revenues based on in-process development spend to-date.

(in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Debt
Unsecured revolving credit facility	$125,482	$79,096	$74,060
Unsecured term loans, net	896,887	896,574	895,633
Senior unsecured notes, net	845,875	845,687	845,121
Mortgages, net	77,416	77,970	79,613
Debt issuance costs	7,314	7,825	9,360
Gross Debt	1,952,974	1,907,152	1,903,787
Cash and cash equivalents	(8,999)	(18,282)	(35,061)
Restricted cash	(2,219)	(1,614)	(15,436)
Net Debt	$1,941,756	$1,887,256	$1,853,290
Estimated net proceeds from forward equity agreements[1]	(38,983)	—	—
Pro Forma Net Debt	$1,902,773	$1,887,256	$1,853,290

Leverage Ratios:
Net Debt to Annualized EBITDAre	5.3x	5.1x	4.9x
Net Debt to Annualized Adjusted EBITDAre	5.0x	5.1x	4.9x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	4.9x	4.9x	4.9x

1 Represents pro forma adjustment for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented.

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre, each discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items that are not a result of normal operations. While investments in property developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We define our Pro Forma Adjusted EBITDAre as Adjusted EBITDAre adjusted to show the impact of estimated contractual revenues based on in-process development spend to-date. Our Pro Forma Net Debt is defined as Net Debt adjusted for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented. We then annualize quarterly Adjusted EBITDAre and Pro Forma Adjusted EBITDAre by multiplying them by four (“Annualized Adjusted EBITDAre” and “Annualized Pro Forma Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.